Exhibit 99(n)(2)

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 333-89875 of the portfolios of Titanium Universal Life Variable Account on Form N-6 of our report dated April 25, 2003 relating to the financial statements of United Investors Life Insurance Company, and our report dated April 25, 2003 relating to the financial statements of Titanium Universal Life Variable Account, both appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” also in such Statement of Additional Information.

/s/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Dallas, Texas

April 29, 2003